UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2010 (November 29, 2010)

THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana	70809
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (225) 932-2500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 29, 2010, The Shaw Group Inc., a Louisiana corporation (the “Company”), issued a press release announcing an expanded strategic partnership with Toshiba Corporation (“Toshiba”). The Company and Toshiba entered into an Advanced Boiling Water Reactor (“ABWR”) alliance that will give the Company certain exclusive opportunities to provide engineering, procurement, and construction (“EPC”) services for new Toshiba ABWR nuclear power plants worldwide, except Japan and Vietnam. Shaw committed to investing $250 million for the ABWR alliance, $100 million of which will be available as a credit facility as described below. The Company also announced that it would assume the role of EPC contractor on the 2,700 megawatt South Texas Project nuclear expansion (the “Project”) that is currently under development by Nuclear Innovation North America, LLC, a Delaware limited liability company (“NINA”) that is jointly owned by NRG Energy, Inc. and Toshiba. NINA awarded the EPC contract (the “EPC Contract”) for South Texas Project Units 3 and 4 (“STP 3 & 4”) to a consortium formed pursuant to an agreement between the Company and Toshiba America Nuclear Energy Corporation (“TANE”).

In connection with the Toshiba ABWR alliance, the Project and the agreements mentioned above, the Company entered into a $100 million revolving credit facility (the “Revolver Facility”) with NINA to assist in Project financing. The Company will make the Revolver Facility available to NINA for use on the Project, subject to certain restrictions on the use of funds. The $100 million loan will convert into equity in NINA upon the satisfaction of certain conditions, including the Project’s receipt of full notice to proceed (“FNTP”), which is currently expected in mid-2012.

Amounts owing under the Revolver Facility may be accelerated under certain conditions, including the termination of the Project, termination of the EPC Contract, and failure to maintain certain minimum work levels of the Company on the Project. The Revolver Facility will mature and become due upon the earlier of: (a) the third anniversary of the closing date of the agreement; (b) denial of the licensing application with the U.S. Department of Energy (“DOE”); (c) the day after the later of (i) financial closing, and (ii) the first draw under a loan facility to be agreed upon with DOE; and (d) the Project’s receipt of FNTP.

The Revolver Facility contains customary events of default, including payment defaults, material inaccuracies in representations and warranties, covenant defaults, insolvency, cross-defaults or judgments in excess of certain thresholds, certain changes of control and others. Upon the occurrence of an event of default under the Revolver Facility, the Company may terminate the Revolver Facility and declare the entire unpaid principal balance and accrued interest due and payable to the Company.

In addition to the Revolver Facility, the Company entered into an Inter-Creditor Agreement with TANE whereby the Company and TANE have agreed to share pari passu in all shared collateral of NINA. The shared collateral is comprised of all of the assets of NINA. The Company and TANE each have a first lien on all assets of NINA, and will share in the proceeds of any sale of such shared collateral in accordance with the value of their respective credit facilities with NINA at the time of any foreclosure. TANE is collateral agent for the shared collateral and retains possession and/or foreclosure rights for the first 180 days following the occurrence of an event of default under the Revolver Facility or the TANE Credit Facility on behalf of Shaw and TANE.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Revolver Facility and the Inter-Creditor Agreement, which will be filed with our Quarterly Report on Form 10-Q for the period ended November 30, 2010.

7.01. Regulation FD Disclosure.

The registrant hereby furnishes the information set forth in a press release issued on November 29, 2010, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such a filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits. The following document is filed as an Exhibit to this Current Report on Form 8-K.
99.1 Press Release dated November 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC.
(Registrant)

Date:	December 3, 2010	By:	/s/ John Donofrio

John Donofrio, Executive Vice
President, General Counsel and
Corporate Secretary

THE SHAW GROUP INC.
EXHIBIT INDEX

Form 8-K
December 3, 2010

Exhibit Number	Description
99.1	Press Release dated November 29, 2010